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                                                                    Exhibit 10.4


                              EMPLOYMENT AGREEMENT

                           THE PRINCETON REVIEW, INC.

         This employment Agreement is between Bruce Task ("Exec") and The Princeton Review, Inc. ("TPR"), and is subject to the terms of the Executive Compensation Policy Statement, the current form of which is attached as Exhibit A (the "Policy Statement"). Terms may be defined in The Princeton Review Glossary. This Agreement supersedes any previous employment agreement.

1.   Job Description: Exec shall serve as the EVP of the Ventures Division.

2. Compensation: TPR shall pay Exec a base salary of $265,225 per year, increasing annually by 3%. He shall also receive an annual bonus between 7.5% and 60% of base salary.

3. Commuting Expenses. TPR will pay Exec $1325 per month for parking and other transportation expenses.

4. Stock Option Grant: TPR shall grant Exec an option to purchase 40,000 shares of Common Stock, as authorized by TPR's Compensation Committee, at fair market value as indicated by the closing price of REVU on April 22, 2002. These options shall be subject to the terms and conditions of The Princeton Review, Inc. Stock Option Grant attached hereto.

5. Term: This Agreement has an initial expiration date of February 14, 2004 but will automatically be extended for additional two-year periods upon the completion of the initial term and any two-year extension period thereafter until (i) Exec voluntarily terminates employment or (ii) TPR gives contrary written notice to Exec at least 6 months prior to the completion of the initial term or any two-year extension period thereafter. TPR will not be under any obligation to make additional option grants, such as those described in paragraph 4 above, for any extension terms of this Agreement unless agreed by TPR and Exec.

6. Severance Payments and Benefits: If TPR terminates Exec's employment without Cause under Section 4.1 of the Policy Statement or if TPR does not renew the Agreement under Section 3.1 of the Policy Statement, or if this Agreement is terminated under Sections 4.2 or 4.3 of the Policy Statement, then, in addition to the payments provided under Section 5.1 of the Policy Statement, but in lieu of the payments provided under Section 5.3 of the Policy Statement, TPR will pay Exec an amount equal to his then annual base salary, payable biweekly over 12 months. In addition, Exec will be entitled to reimbursement of COBRA payments to maintain medical and dental insurance for a number of weeks equal to twice the number of years he was employed full-time by TPR. If Exec at any time voluntarily terminates employment, then in addition to the payments provided under Section 5.1 of the Policy Statement, but in lieu of the payments provided under Section 5.3 of the Policy Statement, TPR will pay Exec his then base salary for six months following such termination.

7. Spite: Remedies available to TPR under Section 2.4.2 of the Policy Statement shall not include repayment of stock option appreciation.

Agreed to this:  April 10th, 2002.

     /s/ Mark Chernis                                       /s/ Bruce Task
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Mark Chernis                                            Bruce Task
President, TPR